For Immediate Release
---------------------


Tuesday, March 22, 2005
-----------------------

Frank J. Drohan
212-563-4141


               JOL's Qutopia Project is Approved by Oman
               -----------------------------------------


                    Alfa has option to acquire JOL
                    ------------------------------


New York, N.Y. - March 21, 2005 -- Journey of Light, Inc. ("JOL"), today announced that it has received the written approval of its "Qutopia" real estate development project from the Government of the Sultanate of Oman. Alfa International Corp. (OTC BB: TYBR) holds an option to acquire JOL.

JOL is a privately held company and that has been negotiating for some time to bring Qutopia to the neighboring State of Qatar. Management was approached to propose the project to the Oman government and, given the delays in Qatar, JOL management visited Oman for discussions in November 2004. A full formal presentation of the Qutopia project was presented to seven Omani Ministers on February 12, 2005. JOL's president, Frank J. Drohan, met with the Omani Minister of Tourism on March 1, 2005 to deliver the requested JOL due diligence documents.

After approval by the Sultan of Oman, a letter was received by JOL in New York on March 15, 2005 from the Minister of Tourism of Oman stating, in part, " I am pleased to convey to you the government of the Sultanate's approval of the (Qutopia) project. We would now like to proceed on the remaining steps leading to the implementation of the project at the earliest".

JOL management has been invited by the Minister of Tourism to come to Muscat in the first ten days of April 2005 to finalize and execute the contract.

                         ----more----

The implementation of Qutopia in Oman has no effect on JOL's contractual agreement with the State of Qatar - where negotiations continue to be ongoing.

The Qutopia project at Muscat, Oman is planned to be an integration of cultural, educational and entertainment activities including hotels, commercial and residential components and a theme park and exhibitions
- all of which will be owned and operated by JOL. Additionally, it includes the construction and sale by JOL of approximately 2,000 residences. It will be located on land provided by the Sultan of Oman in the Seeb area which is nearby the Muscat International Airport and adjacent to the largest ongoing government sponsored tourist development in the country - The Wave Project.

Qutopia's development and construction costs are presently estimated at $1.048 billion. The 2,000 residences will account for approximately $700 million of that cost. It is presently estimated that these residences will be sold for approximately $1.2 billion, based upon current market conditions for similar homes in Oman. The approximately $350 million balance of the construction costs will be utilized to build various hotel, retail and rental property businesses to be owned and operated by JOL.

In addition to providing the 800,000 square meters of prime land for the project, the Government has indicated its willingness to be a financial investor with JOL in the Qutopia project.

Alfa's president, Frank J. Drohan - who is also JOL's president, remarked, "Both Alfa's and JOL's Boards of Directors are delighted with Oman's approval of Qutopia. In addition, it presently appears from my recent discussions in Doha, that our proposed project in Qatar
- while delayed - will result in a different - but more profitable project being executed there. We are fortunate to have strong strategic partners such as J&P".

Alfa International Corp. (OTC BB: TYBR) has an option to acquire JOL in accordance with the terms of the agreement attached as an exhibit to Alfa's annual Report on form 10-KSB with the Securities & Exchange Commission for the year ended December 31, 2003.



                         ----more----


This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The risks and uncertainties that may affect the operations, performance development and results of the Company's business include but are not limited to fluctuations in financial results, availability and customer acceptance of our products and services, final negotiations of impending contracts and purchase orders, the impact of competitive products, services and pricing, general market trends and conditions, and other risks detailed in the Company's SEC reports.


For more information contact:

                            Frank J. Drohan
                        Alfa International Corp.
                       The Empire State Building
                              Suite 1103
                           350 Fifth Avenue
                          New York, N.Y. 10118
                           Tel: 212-563-4141
                           Fax: 212-563-3355
                  E-mail: frankd@contactsports.net or
                  E-mail: frankd@journey-of-light.com




SOURCE:   Alfa International Corp.


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